Exhibit 99.1

PRESS RELEASE

September 27, 2007

CRESCENT BANKING COMPANY

P.O. Box 2020, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

ANNOUNCES STOCK SPLIT

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”), is pleased to announce that its Board of Directors has declared a two- for-one stock split in the form of a 100 percent common stock dividend payable to its shareholders. To effect the stock split, the Company will distribute, to those shareholders of record on October 15, 2007, one additional share of the Company’s common stock in respect of each share of the Company’s common stock held by those shareholders on that date. The distribution of the additional shares of common stock will be made on October 26, 2007, and will be effected via direct registration of the shares – meaning that, absent shareholder instructions to the contrary, the Company will not distribute to shareholders physical certificates representing the additional shares. Following the stock split, there will be approximately 5.3 million shares of the Company’s common stock issued and outstanding.

Mr. J. Donald Boggus, Jr., the Company’s President, stated: “We are pleased with the long-term growth in our Company’s book value per share. We believe that this stock split will improve the marketability and the breadth of distribution of our common stock by reducing the book value and price per share of our common stock.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with approximately 2.6 million shares of common stock issued and outstanding at August 31, 2007 (before giving effect to the proposed stock split). The Company has 11 full service offices, two loan production offices and a corporate office, located throughout seven counties in North Georgia. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “CSNT.”

Special Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this press release may be “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements, include, without limitation, statements about: the timing and the effects of the Company’s stock split; the Company’s growth in book value per share, and the effects of the stock split upon the Company’s book value and stock price; and the improved marketability and breadth of distribution of the Company’s common stock following the stock split. These forward-looking statements are based upon information presently available to management and are inherently subjective and subject to change due to any number of risks and uncertainties, including, without limitation: the Company’s inability to effect the stock distribution in the anticipated timing or manner, if at all; the failure of the stock split to have the intended effects upon the marketability and breadth of distribution of its common stock; the market’s perception of, and reaction to, the stock split; and those other risks and factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 under the caption “Special Cautionary Notice Regarding Forward Looking Statements,” “Risk Factors” and otherwise in the Company’s reports and filings that it makes with the Securities and Exchange Commission. We do not undertake any obligation to update our forward-looking statements, except as otherwise may be required by law.